Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Preliminary Financial Results for the Second Quarter Ended June 30, 2005

SAN MATEO, Calif. — July 7, 2005 — Siebel Systems, Inc. (NASDAQ: SEBL), the leading provider of customer-facing solutions, today announced preliminary financial results for the quarter ended June 30, 2005.

The Company expects total revenues for the second quarter of 2005 to be approximately $312 million to $314 million. The Company expects license revenues for the quarter to be approximately $78 million. Maintenance revenues are expected to be approximately $123 million. Services and Other revenues are expected to be approximately $111 million to $113 million. In addition, total contract value for the second quarter of 2005 for Siebel CRM OnDemand, Siebel’s hosted CRM offering, is expected to be approximately $20 million.

On June 30, 2005, the Company adopted a restructuring plan to better align the Company’s resources with its strategic business objectives. The Company expects to incur approximately $75 million in pre-tax restructuring and other charges in the second quarter of 2005. Included in the restructuring and other charges are (i) approximately $62 million related to the consolidation of leased facilities and the sale and write-off of certain fixed assets; (ii) approximately $6 million related to employee severance arrangements; and (iii) approximately $7 million related to CEO transition costs incurred early in the second quarter. The Company currently expects to incur additional restructuring charges in the third quarter of 2005 of approximately $10 million to $15 million, primarily related to further consolidation of leased facilities.

Including the impact of the $75 million charge, operating margin and operating income for the second quarter of 2005 are expected to be approximately (25)% to (24)% of total revenues and $(77) million to $(74) million, respectively. Excluding the charge, operating margin and operating income for the second quarter of 2005 are expected to be approximately breakeven.

Including the $75 million charge, pre tax income for the second quarter of 2005 is expected to be approximately $(63) million to $(60) million. Excluding the charge, pre tax income for the second quarter of 2005 is expected to be approximately $12 million to $15 million.

The Company’s cash, cash equivalents and short term investments are expected to be approximately $2.24 billion as of June 30, 2005, reflecting cash generated during the second quarter of 2005 of approximately $55 million to $57 million offset by a $15 million cash outlay related to the Company’s acquisition of edocs, Inc., which resulted in a net increase in cash during the period of approximately $40 million to $42 million. As of June 30, 2005, headcount was 5,089, down 171 from the end of the first quarter of 2005.

“Siebel’s preliminary second quarter results show encouraging signs of progress but also underscore clear areas for improvement”, said George T. Shaheen, Chief Executive Officer of Siebel Systems. “Although we achieved sequential growth in all revenue categories, increased Siebel CRM OnDemand total contract value by over 90% sequentially, and made progress against our cost savings initiatives, we underperformed against our license revenue and profitability goals. While we had sufficient license revenue pipeline to meet or exceed management guidance, some business in our pipeline, particularly in the public sector where sales cycles can be more challenging to manage, were delayed in the last few days of the quarter and did not close.”

Shaheen continued, “We have recently taken steps to enhance sales execution, including reorganizing the Americas sales force, simplifying sales compensation, and realigning and adding senior management. We are committed to taking additional steps to improve license sales execution, further reduce costs and drive towards increased profitability over time.”

In a separate press release today, Siebel announced the hiring of Patty Azzarello as Chief Marketing Officer and appointment of several of the company’s senior executives, including Les Rechan, Bruce Cleveland and David Schmaier, to new leadership roles.
Siebel Systems will host a conference call today, Thursday July 7, 2005, at 2pm PST. The live webcast and replay can be accessed at www.siebel.com/investor. The Company will provide guidance for the third quarter of 2005 when it announces its final financial results for the second quarter of 2005 on Tuesday July 26, 2005 at 2:00pm PST.

Contact:

Terry Lee
Christopher Bunn
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the second quarter of 2005 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

The company historically uses the non-GAAP financial measures of operating margin, operating income and pre tax income discussed above to evaluate internally and to report results of its business. Siebel Systems believes that these measures best allow its management and investors to understand its activities and potential activities with customers. Siebel Systems believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results, as well as comparability to similar companies in the company’s industry, most of which present the same or similar non-GAAP financial measures to investors.

The non-GAAP financial measures used within this press release exclude restructuring and other charges incurred in the second quarter of 2005. The restructuring and other charges include facilities, personnel (including CEO transition costs) and other actions. The company believes that providing specific financial information on the impact of such expenses, as well as providing non-GAAP income measures that exclude the charges, best allows investors to understand both the impact of second quarter restructuring and other measures and the company’s ongoing business activities during the quarter.

Management believes that its non-GAAP financial measures provide an additional tool for investors to evaluate ongoing operating results and trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed herein.

	Operating			Operating			Pre-Tax
	Income ($M)			Margin			Income ($M)

GAAP Measure	$(77)	—	$(74)	(25)%	—	(24)%	$(63)	—	$(60)

Adjustment
Restructuring and Other Charges	$75	—	$75	24%	—	24%	$75	—	$75
Associated income tax benefit	—	—	—	—	—	—	—	—	—

Total adjustments	$75	—	$75	24%	—	24%	$75	—	$75

Non-GAAP Measure	$(2)	—	$1	(1)%	—	0%	$12	—	$15